Registration Statement No. 333-111761

Registration Statement No. 333-115022

Registration Statement No. 333-174685

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

Post Effective Amendment No. 1 to

Form S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

FREDERICK COUNTY BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	20-0049496
(State or Other Jurisdiction of	(IRS Employer I.D. Number)
Incorporation or Organization)

9 North Market Street, Frederick, Maryland 21701

(Address of Principal Executive Offices) (Zip Code)

FREDERICK COUNTY BANCORP, INC. 2001 STOCK OPTION PLAN

FREDERICK COUNTY BANCORP, INC. 2011 STOCK INCENTIVE PLAN

(Full Title of Plan)

William R. Talley, Jr.

Frederick County Bancorp, Inc.

9 North Market Street

Frederick, Maryland  21701

301.620.1400

(Name, Address, and Telephone Number of Agent for Service)

Copies to:

Noel M. Gruber, Esquire

BuckleySandler, LLP

1250 24th Street, NW

Suite 700

Washington, DC, 20037

202.349.8043

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the following registration statements (the “Registration Statements”) filed by Frederick County Bancorp, Inc., a Maryland corporation (the “Registrant”):

•                  Registration Statement on Form S-8, File No. 333-111761, filed with the SEC on January 8, 2004, pertaining to the registration of 143,048 shares of the common stock, $.01 par value (“common stock”), of Registrant (as adjusted in accordance with Rule 416) for issuance under the Registrant’s 2001 Stock Option Plan;

•                  Registration Statement on Form S-8, File No. 333-115022, filed with the SEC on April 4, 2004, pertaining to the registration of an additional 116,952 shares of common stock (as adjusted in accordance with Rule 416) for issuance under the Registrant’s 2001 Stock Option Plan; and

•                  Registration Statement on Form S-8, File No. 333-1174,685, filed with the SEC on June 3, 2011, pertaining to the registration of 250,000 shares of the common stock for issuance under the Registrant’s 2011 Stock Incentive Plan.

The Registrant intends to terminate and suspend all reporting obligations with the SEC under the Securities Exchange Act, as amended. Accordingly, pursuant to the undertaking contained in the above referenced registration statements to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Registrant hereby amends each of the Registration Statements by deregistering all shares that remain unsold under such Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Frederick, State of Maryland, on April 29, 2013.  No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.

FREDERICK COUNTY BANCORP, INC.

By:	/s/ William R. Talley, Jr.
William R. Talley, Jr. Executive Vice President, Chief Financial and Operating Officer